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                                  Exhibit 4(y)





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                                    AMENDMENT

     This amendment is dated as January 24, 1995. Reference is made to (i) the Commitment Letter dated as of April 30, 1993 (the "April Commitment Letter") by and among Nomura Securities International, Inc. ("NSI"), Nomura Asset Capital Corporation ("NACC") and CRI Insured Mortgage Association, Inc. (now known as CRIIMI MAE INC.) ("Criimi Mae"), as amended and (ii) the Commitment Letter dated as of October 27, 1993 (the "October Commitment Letter" and together with the April Commitment Letter, the "Commitment Letters") by and among NSI, NACC, and Criimi Mae, as amended and (iii) each of the Committed Master Repurchase Agreements subject to the Commitment Letters, as amended. Terms not otherwise defined herein shall have the meanings set forth in the Commitment Letters.

1. Section 4(b) of each of Committed Master Repurchase Agreements subject to the Commitment Letters are hereby deleted.

2. Section 13(a)(xv) of each of the Committed Repurchase Agreements shall be deleted in their entirety and replaced with the following:

     "Seller pledges, directly or indirectly, hypothecates or encumbers any of its assets or engages in repurchase transactions or similar transactions with any of its assets (excluding (i) assets already pledged under existing facilities, (ii) any assets required to be pledged for purposes of collateral maintenance under such facilities, (iii) subordinated debt securities subject to master repurchase agreements with financial institutions, and (iv) (A) Participation Certificates representing 100% interests in FHA-insured Mortgage Loans formerly pledged to NACC and (B) GNMA Securities formerly pledged to Canadian Imperial Bank of Commerce, purchased by German American Capital Corporation (or one of its affiliates), provided that the aggregate indebtedness pursuant to (iii) above shall not exceed $50,000,000, and provided that the pledge of any other assets of Seller pursuant to (iii) or (iv) above shall not cause an Event of Default hereunder, and provided further that any equity that the Seller retains in any transaction set forth in (iii) above shall not be included in the calculations set forth in Section 13(a)(xiv) above), before notification to and written approval by Buyer, which approval shall not be unreasonably withheld."

3. Except as amended herein, all other terms and conditions of the Commitment Letters and the Facility Agreements, including amendments thereto, shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto execute this amendment to the Commitment Letters.

CRIIMI MAE Inc.                         Nomura Securities International, Inc.


By:  /s/ Jay R. Cohen                   By:   /s/ John C. Howe
    ---------------------------             ---------------------------------
                                   Nomura Asset Capital Corporation


                                   By:   /s/ John C. Howe
                                        -------------------------------------